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                                                                   EXHIBIT 10.19
September 1, 2004

VIA HAND DELIVERY

Paul F. Truex
Peninsula Pharmaceuticals, Inc.
1751 Harbor Bay Parkway
Alameda, CA 94502

Dear Paul:

As we discussed, this letter sets forth the terms of the separation and transition employment agreement (the "Agreement") that Peninsula
Pharmaceuticals, Inc. (the "Company") is offering to you to aid in your employment transition.

      1. RESIGNATION AND SEPARATION DATES.

            (a) RESIGNATION. Your resignation as the Company's Chief Executive Officer ("CEO") will be effective on September 3, 2004 (the "Resignation Date"), the start date of the Company's new CEO. Between now and the Resignation Date, you will continue to discharge your duties as the full-time CEO of the Company, report to the Board of Directors, serve at its pleasure, and follow the Company's policies and procedures.

            (b) TRANSITION SERVICES AND SEPARATION. During the period (the "Transition Period") from and after the Resignation Date, until the date that either you or the Company elects (for any or no reason) to terminate your employment by the Company (the "Separation Date"), you will remain an employee of the Company and will provide the Company such transition and related services, in any area of your expertise or work experience, as requested by the Company (the "Services"), up to forty (40) hours per week. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Services. It is understood that the parties expect the Separation Date shall occur no later than four (4) months from the resignation date. In order to receive the Severance Benefits provided in Section 5 herein, within ten (10) days following the Separation Date, you must execute and return to the Company the Separation Date Release attached hereto as EXHIBIT B. The Company will reimburse you for all reasonable business expenses you incur in providing the Services, provided that the Company approves such expenses in advance and you provide supporting documentation (including receipts) for such expenses.

            (c) OTHER BUSINESS ACTIVITIES DURING THE TRANSITION PERIOD. During the Transition Period, you may engage in consulting or other work relationships, provided that: you do not perform such work using the Company's facilities, equipment or materials; such activities

                                      -1-
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are not for a Competitive Business (as defined in Paragraph 5(h)); and such activities do not otherwise conflict or interfere with your obligations to the Company.

      2. BOARD SERVICE. By signing this Agreement, you hereby resign as a member of the Company's Board of Directors effective as of the Resignation Date. As part of this Agreement, you will provide the Company with a signed copy of the resignation letter attached hereto as EXHIBIT A.

      3. ACCRUED SALARY AND VACATION PAY. During the Transition Period, the Company will continue to pay you at your current salary (less standard payroll deductions and withholdings) and provide you all current benefits. On the Separation Date, the Company will pay you (to the extent not paid previously) all accrued salary, and all accrued and unused vacation, earned through the Separation Date, less standard payroll deductions and withholdings. You are entitled to these payments by law.

      4. HEALTH INSURANCE. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company's current group health insurance policies, you will be eligible to continue your group health and dental insurance benefits after the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company's health and dental insurance, if you wish. You will be separately provided a written notice of your rights and obligations under COBRA.

      5. SEVERANCE BENEFITS AND COVENANTS. In consideration of the Services and other good consideration, the Company agrees to provide you the following benefits (the "Severance Benefits"), under the following terms and conditions. The Company's obligation to provide the Severance Benefits is conditioned upon your compliance with the terms of this Agreement.

            (a) INITIAL LUMP SUM AND SALARY CONTINUATION. Within one (1) business day of the Separation Date, the Company will pay you one lump sum amount (the "Initial Lump Sum") equivalent to one half of the base salary (at the rate in effect as of your Separation Date) you would have earned if you had been employed during the period between the Separation Date and the date that is twelve (12) months after the Resignation Date (the "Severance Period"). During the Severance Period, the Company will also pay you severance payments in installments at the rate of one half of your base salary (at the rate in effect as of the Separation Date) for the period between the Separation Date and the end of the Severance Period (the "Salary Continuation Payments"), paid on the Company's normal payroll dates, beginning with the first payroll following the Separation Date. Taken together, the Initial Lump Sum and the Salary Continuation Payments are collectively referred to herein as the "Severance Payments". The Severance Payments will be subject to standard payroll deductions and withholdings.

            (b) BONUSES. Within one (1) business day of the Separation Date, you will receive an additional lump sum payment of $110,000 (equivalent to your target bonus for 2004 as established at the December 11, 2003 meeting of the Board of Directors), subject to standard payroll deductions and withholding. At the end of the Severance Period, you will receive a lump sum payment of $73,333 (equivalent to your 2004 target bonus prorated for the 8 months of the Severance Period in 2005), subject to standard payroll deductions and withholding.

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            (c)   HEALTH INSURANCE. If you timely elect continued coverage under
COBRA, the Company will reimburse your COBRA premiums, in an amount sufficient to continue your (and your dependents') health and dental insurance coverage at the level in effect as of August 1, 2004 (and to the extent permitted by the Company's current group health policies), from the Separation Date through the earlier of the following: (i) the date that you become eligible for group health insurance benefits through a new employer; or (ii) the termination of the Severance Period. You agree to promptly notify the Company in writing if you become eligible for group health and dental insurance coverage through a new employer prior to the end of the Severance Period.

            (d) STOCK. Pursuant to the terms of your stock option or restricted stock grant notices and agreements, and the Company's applicable stock option plan(s) (collectively, the "Stock Documents"):

                  (i) TRANSITION PERIOD VESTING. During the period after the Resignation Date through the Separation Date, your stock options and restricted stock grants will continue to vest according to the terms of the Stock Documents.

                  (ii) ACCELERATED VESTING. Upon the Company's receipt of the Separation Date Release after the Separation Date, the vesting of your stock option grant dated December 11, 2003 for 333,333 option shares shall be accelerated so that, as of the Separation Date, such grant shall vest according to the terms of the Stock Documents as if you had provided an additional full twelve (12) months of continuous service to the Company after the Separation Date, representing an acceleration of 83,333 shares. In addition, the remaining unvested portion of your stock option grant dated February 14, 2003 for 3,333 option shares shall become fully vested, representing an acceleration of 2,083 shares.

                  (iii) EXERCISE. You will be entitled to exercise your stock options with respect to your vested stock option shares through the date upon which the options expire.

            (e) LIMITATIONS ON AUTHORITY. Prior to the Separation Date, you will have only such responsibilities and authority as an employee of the Company as established by any agreement with the Company (including any proprietary information or confidentiality agreement) and as expressly authorized by the CEO. After the Separation Date, you will have no authority to bind the Company, and you agree not to represent or purport to represent the Company in any manner whatsoever to any third party or enter into any contract or commitment on behalf of the Company.

            (f) PROPRIETARY INFORMATION. You hereby acknowledge and reaffirm your continuing obligation to comply with your Proprietary Information and Inventions Agreement (the "PIIA") attached hereto as EXHIBIT C; provided, however, that the PIAA shall be construed as follows, solely for the purposes of this Agreement with you: (a) the prohibitions of Section 1.1 of the PIIA shall be construed to apply only to the Company's Proprietary Information (as defined therein); (b) Proprietary Information (as defined in Section 1.2 of the PIIA) shall not include any information generally known to and used by persons with training and experience comparable to yours, or any information of the Company that is public or has become public through no wrongful act of yours; and (c) if disclosure, under the terms of Section 2.5 of the

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PIIA, of any invention or patent application authored, conceived, or reduced to practice by you following the Separation Date, would cause you to violate any confidentiality agreement entered into with third parties, or to disclose the confidential, proprietary and trade secret information of such third parties, then you are required only to disclose a cursory name for each invention or patent application, a listing of party(ies) to whom the invention belongs or on whose behalf the patent application has been made, and the fact that full disclosure has not been made because of the existence of a contrary agreement or to avoid violation of the owner's legal rights.

            (g) NONSOLICITATION. You agree that until the termination of the Severance Period, you will not, either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of the Company to terminate his, her or its relationship with the Company in order to become an employee, consultant, or independent contractor to or for any other person or entity. This provision is not intended to prevent you, or any business entity by which you are employed or to which you provide services, from responding to requests for consideration for employment or for a consulting or independent contractor relationship, where such requests are initiated by any employee, independent contractor, or consultant of the Company.

            (h) OTHER WORK ACTIVITIES. During the Severance Period, you may engage in employment, consulting, or other work relationships, so long as such activities are not for a Competitive Business or do not otherwise conflict with your obligations to the Company. For purposes of this Agreement, "Competitive Business" means a business engaged in research development, manufacture, marketing, or sale of intravenously administered antibacterials and antifungals for use in a hospital setting.

      6. REIMBURSEMENT OF ATTORNEYS' FEES. Within thirty (30) days following the Effective Date, the Company will pay reasonable attorneys' fees and costs incurred by you in connection with the negotiation and preparation of this Agreement, up to a maximum of $6,000.

      7. NO OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, equity, or benefits after the Separation Date, with the exception of any vested right you may have under the terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, but not limitation, you acknowledge that you have not earned and are not owed any bonus or incentive compensation except as provided in Paragraph 5(b) herein.

      8. EXPENSE REIMBURSEMENTS. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practices.

      9. AT-WILL AND RENEGOTIATION. Both parties acknowledge and agree that your employment by the Company after the Resignation Date is at will, and that either you or the Company may terminate such employment at any time for any reason or no reason (the date of such termination being the Separation Date). However, the parties also agree that, in the event you and the Company determine that continued employment of you by the Company is desired

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after the date four (4) months after the Resignation Date, then you and the
Company agree to negotiate in good faith appropriate modifications to this Agreement to reflect such continued employment.

      10. RETURN OF COMPANY PROPERTY. You agree that, on or before the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property that you have in your possession or control, including, but not limited to, any files, correspondence, memoranda, reports, lists, proposals, notes, notebooks, drawings, records, studies, compilations of data, plans, forecasts, agreements, proposals, purchase orders, customer information and contact lists, sales and marketing information, promotional literature, financial and operational information, research and development information, product specifications, personnel information, computer-recorded information, other tangible property and equipment, credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company or its officers, directors, and employees (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information on or before the Separation Date. In addition, if you have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done (collectively, the "Copying, Deletion, and Verification Process"). Notwithstanding the preceding sentences in this Section 10, the Company agrees that, as a severance benefit following the Separation Date, you may keep the Company laptop computer and cellular phone currently in your possession, provided, however, that these items will be subject to the Copying, Deleting, and Verification Process. Your return of all Company property (except as expressly provided in this Section 10), within a reasonable time after receiving notice of the Separation Date, is a precondition to your receipt of the Severance Benefits provided under this Agreement.

      11. CONFIDENTIALITY. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement to its investors or potential investors and as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law or applicable regulation. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former employee or independent contractor of the Company.

      12. NONDISPARAGEMENT. You agree not to disparage the Company or its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and the Company (through its officers, directors, and corporate Board observers) agrees not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation; provided that both

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you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process.

      13. COOPERATION. You agree to reasonably cooperate with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or failures to act that occurred during the time period in which you were employed by the Company. Such cooperation includes, without limitation, making yourself available upon reasonable notice, without subpoena, to provide truthful and accurate information in interviews with Company personnel and deposition and trial testimony. The Company will reimburse you for all reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation), and will reasonably accommodate your scheduling needs. Following the Severance Period, the Company will pay you $200 per hour for time that you are requested to devote to cooperation with the Company pursuant to this Paragraph 13. You agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

      14. NO VOLUNTARY ADVERSE ACTION. You agree that you will not voluntarily assist any third party (except your legal counsel) in bringing or pursuing any claim or action of any kind against the Company, its parents, subsidiaries, affiliates, officers, directors, employees or agents, unless pursuant to subpoena or other compulsion of law. By way of illustration, this provision shall not prohibit you from initiating or joining a shareholder action that is not a released claim under Section 16 (Your Release of Claims) hereof, although you may not breach the provisions of this Section 14 in the process of doing so, and it shall not breach the provisions of this Section 14 if you were to voluntarily exchange information with or assist third parties in prosecuting such a shareholder action once you have become a party to it.

      15. NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and the Company makes no such admission.

      16. YOUR RELEASE OF CLAIMS. Except as otherwise set forth in this Agreement, in exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its parents, subsidiaries, successors, predecessors and affiliates, and its and their directors, officers, employees, agents, attorneys, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and
(e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation,

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attorneys' fees, or other claims arising under the federal Civil Rights Act of
1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the California Labor Code, and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, you shall not release the Company hereby from any obligation to indemnify you pursuant to the articles and bylaws of the Company or applicable law. You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.

      Notwithstanding the generality of the foregoing, you do not release the following claims:

            (a) Claims for indemnity from the Company, or for the provision of a defense by the Company, pursuant to contract, the Company's by-laws, or California law;

            (b) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

            (c) Claims for workers' compensation insurance benefits under the terms of any worker's compensation insurance policy or fund of the Company;

            (d) Claims to continued participation in certain of the Company's group benefit plans pursuant to the terms and conditions of the federal law known as COBRA; and

            (e) Claims to any benefit entitlements vested as the Termination Date or the Separation Date, pursuant to the written terms of any Company employee benefit plan.

      17. COMPANY'S RELEASE OF CLAIMS. The Company voluntarily releases and discharges you and your heirs, successors, administrators, representatives and assigns from all claims, liabilities, demands and causes of action, fixed or contingent, which it may have or claim to have against you as the result of your employment or the discontinuance of your employment and that are based upon facts known, or which in the exercise of reasonable diligence should have been known, to the Company's Board of Directors. The Company further covenants and agrees that it will not directly or indirectly bring any action, legal or otherwise, against you for any claims released herein. Notwithstanding the foregoing, nothing herein shall release or discharge any claim by the Company against you, or the right of the Company to bring any action, legal or otherwise, against you as a result of any failure by you to perform your obligations under this Agreement, or as a result of any acts of intentional misconduct or recklessness (including but not limited to fraud, embezzlement, misappropriation, or other malfeasance).

      18. SECTION 1542 WAIVER. In giving the releases set forth in this Agreement, which include claims which may be unknown at present, the Company and you acknowledge that it and you have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." The Company and you hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of

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similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

      19. DISPUTE RESOLUTION. With the sole exception of any claims arising under your Proprietary Information and Inventions Agreement, to ensure rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with Judicial Arbitration and Mediation Services, Inc. ("JAMS") in San Francisco, California, under the then-applicable JAMS rules. THE PARTIES ACKNOWLEDGE THAT BY AGREEING TO THIS ARBITRATION PROCEDURE, THEY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTE THROUGH A TRIAL BY JURY, JUDGE OR ADMINISTRATIVE PROCEEDING. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator's essential findings and conclusions and a statement of the award. The Company shall bear JAMS' arbitration fees and administrative costs; however, the arbitrator, in his or her sole discretion, shall be authorized to determine whether and to what extent a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys' fees and costs arising from the arbitration. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and the state courts of any competent jurisdiction. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

      20. ESCROW IN EVENT OF ALLEGED BREACH. In the event of a good faith dispute between you and the Company over a material breach of this Agreement, until such time as it has been finally adjudicated in an arbitration conducted pursuant to Paragraph 19 (Dispute Resolution) that you have violated this Agreement, the Company shall pay into an interest bearing escrow account the amount of any and all payments that it may cease to make to you as a result of such alleged breach, so that such payments (plus any accrued interest) may be held in such escrow account and distributed to you, in the event of an arbitration award in your favor (in whole or in part), to the extent provided in such award; or returned to the Company (plus any accrued interest) in the event of an arbitration award in favor of the Company (in whole or in part), to the extent provided in such award.

      21. MISCELLANEOUS. This Agreement, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in

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whole or in part, this determination will not affect any other provision of this
Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. The offer contained in this Agreement will automatically expire if we do not receive the executed Agreement from you by September 2, 2004.

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I wish you the best in your future endeavors.

Sincerely,

PENINSULA PHARMACEUTICALS, INC.

By: /s/ Eckard Weber
    -------------------------------
    Eckard Weber, M.D.
    Chairman, Board of Directors

Exhibit A - Resignation Letter
Exhibit B - Separation Date Release
Exhibit C - Proprietary Information and Inventions Agreement

UNDERSTOOD AND AGREED:

/s/ Paul F. Truex
----------------------------------
Paul F. Truex

Date:
      ----------------------------

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                                    EXHIBIT A

                               RESIGNATION LETTER

Eckard Weber, M.D.
Chairman of the Board of Directors
Peninsula Pharmaceuticals, Inc.
1751 Harbor Bay Parkway
Alameda, CA 94502

Dear Eckard:

      I hereby resign as a Director on the Board of Directors of Peninsula Pharmaceuticals, Inc. effective as of September 3, 2004. I will execute any further documents necessary to effectuate my resignation from the Board.

Signed:   /s/ Paul F. Truex
        -----------------------------------
              Paul F. Truex

Date: September 3, 2004

                                    EXHIBIT B

                             SEPARATION DATE RELEASE

         (TO BE SIGNED ON OR WITHIN 10 DAYS AFTER THE SEPARATION DATE.)

      In consideration for the consideration provided to me by Peninsula Pharmaceuticals, Inc. (the "Company"), and as required by the Agreement between the Company and me dated September 1, 2004, I hereby give the following Separation Date Release (the "Release").

      I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and
(5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, and the California Fair Employment and Housing Act (as amended). I represent that I have no lawsuits, claims or actions pending in my name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.

      Notwithstanding the generality of the foregoing, I do not release the following claims:

            (a) Claims for the payments and benefits promised to me by the Company in the Agreement between the Company and me dated September 1, 2004;

            (b) Claims for indemnity from the Company, or for the provision of a defense by the Company, pursuant to contract, the Company's by-laws, or California law;

            (c) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

            (d) Claims for workers' compensation insurance benefits under the terms of any worker's compensation insurance policy or fund of the Company;

            (e) Claims to continued participation in certain of the Company's group benefit plans pursuant to the terms and conditions of the federal law known as COBRA; and

            (f) Claims to any benefit entitlements vested as the Termination Date or the Separation Date, as defined in the Agreement between the Company and me dated September 1, 2004, pursuant to the written terms of any Company employee benefit plan.

      The Company hereby voluntarily releases and discharges you and your heirs, successors, administrators, representatives and assigns from all claims, liabilities, demands and causes of action, fixed or contingent, which it may have or claim to have against you as the result of your employment or the discontinuance of your employment and that are based upon facts known, or which in the exercise of reasonable diligence should have been known, to the Company's Board of Directors. The Company further covenants and agrees that it will not directly or indirectly bring any action, legal or otherwise, against you for any claims released herein. Notwithstanding the foregoing, nothing herein shall release or discharge any claim by the Company against you, or the right of the Company to bring any action, legal or otherwise, against you as a result of any failure by you to perform your obligations under this Agreement, or as a result of any acts of intentional misconduct or recklessness (including but not limited to embezzlement, misappropriation, or other malfeasance).

      THE COMPANY AND I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. The Company and I acknowledge that it and I have read and understand Section 1542 of the California Civil Code which reads as follows:
"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." The Company and I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.

By: _____________________________
         PAUL F. TRUEX

Date: ___________________________

PENINSULA PHARMACEUTICALS, INC.

By: _____________________________
         Eckard Weber, M.D.
         Chairman, Board of Directors

Date: ___________________________

                                    EXHIBIT C

                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

                        PENINSULA PHARMACEUTICALS, INC.

                        EMPLOYEE PROPRIETARY INFORMATION
                            AND INVENTIONS AGREEMENT

      In consideration of my employment or continued employment by PENINSULA PHARMACEUTICALS, INC. (the "COMPANY"), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.    NONDISCLOSURE.

      1.1 RECOGNITION OF COMPANY'S RIGHTS; NONDISCLOSURE. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

      1.2 PROPRIETARY INFORMATION. The term "PROPRIETARY INFORMATION" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, the term "PROPRIETARY INFORMATION" includes (a) data, results, ideas, processes, techniques, formulae, know-how, improvements, discoveries, developments and designs (hereinafter collectively referred to as "INVENTIONS"), (b) tangible and intangible information relating to biological materials such as cell lines, antibodies, tissue samples, proteins, nucleic acids and the like, assays and assay components and media, procedures and formulations for producing any such assays or assay components, and pre-clinical and clinical data, results, developments or experiments, and (c) plans for research, development and new products, marketing and selling information, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Company.

      1.3 THIRD PARTY INFORMATION. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("THIRD PARTY INFORMATION") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

      1.4 NO IMPROPER USE OF INFORMATION OF PRIOR EMPLOYERS AND OTHERS. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.    ASSIGNMENT OF INVENTIONS.

      2.1 PROPRIETARY RIGHTS. The term "PROPRIETARY RIGHTS" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

      2.2 PRIOR INVENTIONS. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "PRIOR

                                       1.

INVENTIONS") If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

      2.3 ASSIGNMENT OF INVENTIONS. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this
Section 2, are hereinafter referred to as "COMPANY INVENTIONS."

      2.4 NONASSIGNABLE INVENTIONS. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter "SECTION 2870"). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

      2.5 OBLIGATION TO KEEP COMPANY INFORMED. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under
Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

      2.6 GOVERNMENT OR THIRD PARTY. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

      2.7 WORKS FOR HIRE. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

      2.8 ENFORCEMENT OF PROPRIETARY RIGHTS. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever,

                                       2.

which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (1) year after the date of termination of my employment by the Company I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

5. No CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company and at the Company's earlier requests, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement.

7. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10.   GENERAL PROVISIONS.

      10.1 GOVERNING LAW; CONSENT TO PERSONAL JURISDICTION. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Alameda County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

      10.2 SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

      10.3 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

      10.4 SURVIVAL. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

                                       3.

      10.5 AT-WILL EMPLOYMENT. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause or advance notice.

      10.6 WAIVER. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

      10.7 ENTIRE AGREEMENT. The obligations pursuant to Sections 1 and 2 of this Agreement (with the exception of Section 2.7) shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

      This Agreement shall be effective as of the first day of my employment with the Company, namely: OCTOBER 1st, 2001.

      I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated: 4/1/03

/s/ PAUL TRUEX
-------------------
(SIGNATURE)

 PAUL TRUEX
-------------------
(PRINTED NAME)

ACCEPTED AND AGREED TO:

PENINSULA PHARMACEUTICALS, INC.

By: /s/ PAUL TRUEX
    --------------------

Title: PRESIDENT & DIRECTOR

4128 PLEASANTON AVE
-----------------------
(Address)

PLEASANTON, CA 94566

Dated: 4/1/03

                                       4.

                                    EXHIBIT A

                         LIMITED EXCLUSION NOTIFICATION

      THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

      1. Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company; or

      2. Result from any work performed by you for the Company.

      To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

      This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

      I ACKNOWLEDGE RECEIPT of a copy of this notification.

                                        By: PAUL F. TRUEX
                                            ------------------------------------
                                                (PRINTED NAME OF EMPLOYEE)

                                        Date: 4/1/2003

WITNESSED BY:

KELLY CLONAN
-----------------------------------
(PRINTED NAME OF REPRESENTATIVE)

                                      A-1.

                                   EXHIBIT B

TO:      PENINSULA PHARMACEUTICALS, INC.

FROM:    PAUL TRUEX

DATE:    4/1/03

SUBJECT: PREVIOUS INVENTIONS

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Peninsula Pharmaceuticals, Inc. (the "COMPANY") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

      [X] No inventions or improvements.

      [ ] See below:

      -----------------------------------------------------------------------

      -----------------------------------------------------------------------

      -----------------------------------------------------------------------

[ ]   Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

      INVENTION OR IMPROVEMENT       PARTY(IES)         RELATIONSHIP

1.    --------------------------     ---------------    -----------------------

2.    --------------------------     ---------------    -----------------------

3.    --------------------------     ---------------    -----------------------

[ ]   Additional sheets attached.

                                      B-1.